Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 25, 2008, with respect to the consolidated financial statements of TD AMERITRADE Holding Corporation, and the effectiveness of internal control over financial reporting of TD AMERITRADE Holding Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2008, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-157208) and related Prospectus of TD AMERITRADE Holding Corporation, for the registration of 27,927,074 shares of its common stock.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 24, 2009